Conference Call Transcript

CCBI - Q2 2004 Commercial Capital Bancorp, Inc. Earnings Conference Call

Event Date/Time: Jul. 26. 2004 / 10:00AM ET
Event Duration: N/A

CORPORATE PARTICIPANTS

  Jeff Leonard
  Commercial Capital Bancorp - Senior Vice President of Investor Relations

  Stephen Gordon
  Commercial Capital Bancorp - Chairman and CEO

  David DePillo
  Commercial Capital Bancorp - Vice Chairman and Chief Operating Officer

  Chris Hagerty
  Commercial Capital Bancorp - Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

  Richard Eckert
  Roth Capital Partners - Analyst

  James Abbott
  Friedman, Billings, Ramsey - Analyst

  Michael McMahon
  Sandler O’Neill & Partners - Analyst

  Mark Brennan
  Lehman Brothers - Analyst

  Don Worthington
  Hoefer & Arnett - Analyst

  Greg Lappin
  Solomon - Analyst

  K.C. Ambrecht
  Millennium Partners - Analyst

  John Hecht
  JMP Securities - Analyst

PRESENTATION

Operator

  Good day ladies and gentlemen and welcome to your second quarter, 2004 Commercial Capital Bancorp earnings conference call. My name is Jean and I will be your conference coordinator. At this time, all participants are in a listen-only mode.

At this time, I’ll turn the call over to your host, Mr. Jeff Leonard. Sir, over to you.

Jeff Leonard - Commercial Capital Bancorp - Senior Vice President of Investor Relations

  Good morning everyone. This is Jeff Leonard, Senior Vice President of Investor Relations for Commercial Capital Bancorp. Thank you for calling in, and welcome to Commercial Capital Bancorp’s second-quarter 2004 earnings conference call and Web-cast. Today’s Web-cast will include presentation slides, which are available online through a link on the homepage of the Company’s Web site, CommercialCapital.com.

Our discussion today will cover the Company’s performance for the second quarter of 2004, and highlight the recently completed acquisition of Hawthorne Financial Corporation and Hawthorne Savings. Leading the discussion will be Stephen Gordon, the Company’s Chairman and CEO. Also participating today are David DePillo, the Company’s Vice Chairman and Chief Operating Officer; and Christopher Hagerty, the Company’s CFO.

The financial data discussed today has been adjusted for the 3-for-2 stock split completed on September 29th, 2003 and the 4-for-3 stock split completed on February 20th, 2004. This conference call will cover information contained in the earnings announced earlier this morning.

Today’s discussion may entail forward-looking statements, which are intended to be covered by the Safe Harbor provisions of Private Securities Litigation Reform Act of 1995. You’ll find a discussion of forward-looking statements in the Company’s recent SEC filings, and on page 9 of this morning’s earnings release. If you need a copy of the release, please visit our Web site. I will now turn the call over to Stephen Gordon, Chairman and CEO.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  Thank you Jeff. Good morning and welcome to everybody on the call. Hopefully, you’ve had a chance to read this morning’s earnings release and absorb the detailed results. First, I would like to start this call by expressing the pride and great degree of gratitude I feel towards the Company’s employees and management for the seemingly endless loyalty, dedication, commitment, drive and tolerance that they all displayed during the second quarter, and the role they each played in generating this quarter’s accomplishments and record results.

Second, in order to fully appreciate the magnitude of the second quarter results, to put them fully into perspective as well as to understand the Company’s future potential, I want to go through a bit of history and then review the second quarter results. Then, David DePillo will take you through the current status of the California credit market.

I will now take you through the phases representing the Company’s significant milestones.

Milestone one –

This Company started with about a handful of people as a pure mortgage banking Company, originating funding and selling small-to-midsize multi-family loans, only about 6 years ago. We finished the first calendar year after only 6 months of existence as the 10th largest multi-family lender in California. By the end of the next year, the Company was already the fifth-largest multi-family lender in California, with a strong presence in both Northern and Southern California.

Milestone Two –

And we kind of keep a philosophy internally of “you do things when you can, not when you have to.”

So, in order to enable a long-term recurring income stream, in January of 2000, after only 2 years of existence, we bought a small unitary location savings institution with about $40 million of total assets, generating about $10,000 per month of net income. This gave us the initial platform -- the balance sheet for from which to truly begin growing the Company. We added more personally and individual-invested equity, began holding and servicing our loans, began growing deposits and increasing net income.

The Company became the fourth largest multi-family lender in California, and had built a franchise with a reputation as the premier niche multi-family net lender in the largest state and market in the United States.

  Milestone Three -- and again the philosophy being “you do things when you can, not when you have to.”

In December of ’02, after having carefully, methodically, systematically fine-tuned the lending capabilities of the Company, in order to assure that we could significantly, efficiently, prudently and consistently grow the Company with high-quality small to midsize adjustable-rate multi-family loans, and after having significantly grown the deposit base and overall earnings of the Company quarter after quarter, we successfully completed the Company’s initial public offering and were at $849 million in total footings, poised to execute on the next phase of our strategic vision for this Company.

At this point, though the Company was viewed by many as a lending franchise and not having a deposit franchise, by the end of 2003, the Company had originated billions of dollars of multi-family commercial loans with no delinquencies whatsoever; was $1.7 billion in total assets, with approaching $1.1 billion of total loans; $645 million of total deposits, of which almost $400 million were transaction accounts; had built stockholders equity to over $100 million; and generated over $20 million of net income.

The Company had 4 banking offices in Southern California, lending offices across the state -- both Northern and Southern California, and had over 100 extremely hard-working, dedicated and loyal employees. The Company was built on an entrepreneurial culture, a culture where anything was possible, including accomplishing the impossible, where nothing around here was ever made easy, where the belief is always to take it to the pain threshold, where no one was above doing any given job, where everyone answers the phone because there may be money in the air. And, a culture where high profitability didn’t mean performing somewhat in line with peers.

Milestone No. 4 -- continuing with the “do things when you can, not when you have to.”

On January 27, 2004, early in the first quarter, we came before shareholders and announced that we had entered into in agreement to acquire Hawthorne Financial Corporation. Hawthorne was a leading independent Southern California banking franchise that had been providing banking products and services for over 50 years.

Hawthorne was a strong, community-based retail deposit franchise with over $2.7 billion in total assets, $1.7 billion in deposits, and 15 banking offices along Southern California’s coastal communities, with lending strengths including single-family, small income property and construction lending.

Milestone No. 5 -- where are we today?

This morning’s second quarter earnings announcement represents another phase, another reference point in time. The Company currently stands at $4.7 billion in total assets, with over $3.6 billion in loans -- of which approximately $2.5 billion of loans are secured by permanent loans on income property, of which over $2 billion is on multi-family.

The Company now has over $900 million of single-family and over $200 million of construction loans. The Company now has approximately 71,000 deposit accounts, totaling nearly $2.5 billion of deposits in, and offers a wide array of products and services through 20 banking offices. And branches 21, 22 and 23 have all been announced, and are in process toward opening over the coming months.

Approximately 50% of the Company’s deposits are in approximately 52,000 transaction accounts, which average $23,000 in average balance -- by no means large balance, hot deposits. Tangible stockholders equity now totals almost $220 million, and total stockholders’ equity totals $583 million.

Despite the quarter reflecting only 26 days of combined operations, and in the face of significant volatility in velocity and moves in overall market interest rates, the Company announced today record net income, record earnings per share, expanded return on assets of 1.57%, expanded return on tangible equity to 32.6%, strong net interest margin expansion -- displaying the Company’s increased asset sensitivity as loan rates adjust upward, as overall interest-earning asset yields increase, and interest-bearing liability costs remained extremely stable and even declined during the quarter -- record core loan originations of nearly $420 million, and $470 million of total originations.

And the Company continued to grow its revenue base to a much greater degree than its expense base. This resulted in the efficiency ratio declining again to nearly 25%.

Where do we go from here?

The Company entered the third quarter with a record core loan pipeline of $439 million, and a record total pipeline of $470 million. The Company is now one of California’s premier community-based retail deposit franchises.

The Company is very well capitalized at 5% tangible equity to tangible assets. And the Company additionally has the depth and breadth of talented experience necessary to execute at this next level that the Company has reached. What has been created now is a wide, broad and strong platform or foundation, poised for significant -- but prudent and efficient -- growth.

It’s our belief that everyone involved in this Company, both inside and outside, will now find out what the Company’s true potential is. I’ve said this numerous times, and we very much live this every day. This Company is still only in its infancy. It’s only been public for 1.5 years, and has long way to go. As much as it appears on paper that a lot has been accomplished, we feel like we’ve just begun.

With that said, we also announced today that the Company has initiated a cash dividend policy and declared in initial cash dividend of 4 cents per share, to be paid on August 30, 2004 to shareholders of record on August 16th, 2004. Now, I would like to run you through a few slides, which provide the overview of the Company and its financial performance. For those of you participating via the conference call, the slides used in today’s discussion are available at the Company’s Web site, CommercialCapital.com

Hopefully, everybody has the slides in front of them. If not, they are downloadable from the Company’s Web site, and will be available for the foreseeable future. As I just stated, the Company is a leading state-wide lender, has been that for a number of years. But now we’re one of California’s premier community-based retail deposit franchises.

And for everybody who really loved that deposit franchise that existed in Hawthorne Financial, that deposit franchise is continuing existing as it was before, with the same people, the same talent, the same philosophy, the same efforts that existed within there, only now it’s within Commercial Capital Bank.

Commercial Capital Bank was again the fastest-growing savings institution in California over the three-year period ended March 31, ’04. And we continue to be now the fourth-largest multi-family lender in California, still with less than a 3% market share on multi-family loans. We continue to be amongst the most efficient operations in the industry. And as much as we had significant breadth and depth of talent and expertise before, with the acquisition of Hawthorne and the added talent, the Company is that much deeper.

As far as the snapshot of the quarter, the Company grew very significantly, both through pure organic growth as well as through the acquisition, with total assets reaching nearly $5 billion, with loans held for investment approaching $3.7 billion. And total deposits now are almost $2.5 billion, located in a total of 20 branches across Southern California. Equity approaching -- total equity approaching $583 million. Tangible equity at almost $220 million. Net income grew very significantly to $10.9 million, with return on equity and return on tangible equity reaching 17.7% and 32.5%.

Return on assets -- almost 1.6%, expanding from the previous quarter. And net interest margin expanded very nicely. And we will go into elaborating on that further as we go through the call. The efficiency ratio did decline again, as the Company’s revenue growth far exceeded any type of expense growth. And originations continue to be extremely strong, despite assumptions out there that originations will slow down as interest rates rise.

The Company’s philosophy on this is that the Company’s originations grow more based on the maturation of the Company’s franchise, as opposed to being driven by interest rate movement. The Company’s banking franchise, both depository and lending, has expanded very significantly, to where we now have 20 banking offices throughout Southern California. And as I just mentioned, Beverly Hills, Newport Coast, as well as -- we just announced this morning that we have now signed a lease, and by the end of year we’ll be opening a branch in Northern California, south of San Francisco on the South Peninsula in San Mateo.

And, as far as the type of location, it’s very similar to exactly what we’ve been doing historically. We have 12 state-wide lending offices, both in Northern and Southern California, through which we do our loan originations through our direct retail sales force. David, why don’t you go into detail on asset quality for the Company?

David DePillo - Commercial Capital Bancorp - Vice Chairman and Chief Operating Officer

  Sure. Thank you Stephen. Looking at nationwide nonaccruals to total loans, this is a slide that we have presented several times over the past year or so. Multi-family continues to be the best-performing asset class bar none, nationwide at 21 basis points of nonaccrual. If you look at the Western region, it’s still performing dramatically better than the rest of the nation at 7 basis points. Again, our Company has 0 -- obviously is performing better than our peers in the Western region at zero.

Looking at the next slide, our loan-to-value and debt service coverage ratio measurements. Our average loan-to-value per multi-family is still hovering around 68%, with debt service coverage ratios at 1.28 to 1. Commercial real estate at 66% loan-to-values -- and debt service coverage is over 1.30 to 1, again well in line with our previous reported debt service coverage and LTV measurements.

Again, looking at the historical chart, you will see a very steady, consistent pattern of performance – of what we originate. And if you took this chart back 5 to 6 years, consistently around the 1.30 debt service to coverage and a 70% loan-to-value.

We’ve added a new slide for people that wonder what effect will rising interest rates have on our interest rate sensitive assets, and in particular since we are predominantly a 12 MAT neg am product lender. Looking at an average loan of $1,250,000, with an average spread of 250 over 12 MAT, a 1.30 debt service coverage ratio stressed that our lowest stress rate of 5.50% and a 70% loan-to-value.

We wanted see what that would do, or purport what that would do on a 100 basis point, 200 basis points and 300 basis points rise, initial rate shock from today. Bear in mind that current 12 MAT is at 1.38%. And current 1-year CMT is 2.12%. So we still have 75 basis points of current movement that has not been realized in the index, as well as these rate shocks come popping out.

If you look at 100 basis points move, it’s our minimum debt service to coverage ratio. As this stressed rate, the actual DCR, measured at the actual interest rate, moved down to 1.38 to 1. And that takes 36 months to achieve with no negative amortization. Looking at a 200 basis point rise, that minimum DCR falls to 1.24 to 1. And it takes 48 months to get there with minimal negative amortization (“neg-am”) -- the maximum negative amortization is less than 1% of the loan amount. And that is achieved in month 36 -- maximum loan to value just over 70%.

Looking at an absolute rate rise of 300 basis points which, should you include 12 MAT lag, would be 3.75% current today. Your minimum actual debt service to coverage ratio falls to 1.09 to 1. It takes 48 months to get there. The maximum neg-am percentage is 103.7, which is achieved in the 48th month with a maximum loan amount -- loan to value, excuse me -- of just under 73%.

Now, one thing you need to realize is, due to periodic payment calcs of 7.5% per annum in our every five-year recast provision, there’s a lot of built-in protection for both the bank as well as for our borrowers. And the maximum neg-am hits in month 48, and then recasts in month 50. We also did the DCRs at the 5-year recast. And immediately upon re-amortization, the debt service to coverage ratio, even in up 300, is back to 1.12 to 1. So again, we feel, given our underwriting criteria and what we’re stressing our loans at, we’re more than adequately covered for any type of rate shock that we can see or perceive in the immediate future.

Stephen

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  We showed you this chart last time, given the interest rate moves that took place in the beginning of the quarter. And what I thought was very important here is that the Fed has only moved the overnight lending rate by 25 basis points. So Fed funds rate by 25 basis points. And obviously, built in to the market is more moves in rates anticipated going forward.

But, given what has already occurred -- 3-month bills moving up over 42 basis points, 6-month bills having moved up 71 basis points -- and all these numbers I’m using are from March 31 so the end the first quarter to today -- so this morning. 6-month bills up 71, 1-year treasuries up significantly, 2-year notes up 110 basis points -- and we lend off of all these current market indices.

We don’t lend off of -- or very little of what we do is off of prime. So we’re not dependent on the Fed to manage a rate upward in order to get movement in our loan yields.

Instead, we’ve actually had movement move upwards in our loan yields, being that were tied to indices such as 12-month moving average of the 1-year treasury, 1-year CMTs, 6-month LIBOR, 6-month CMT, prime etc. -- all very responsive indices. If you look at also what 12 MAT is doing, even if rates were to stay flat at these levels, which nobody is calling for -- but if they were to stay flat here, we would see a steady increase in the reported 12-month moving average of the 1-year treasury monthly reported rate of roughly -- anywhere between 8 and 10 basis points a month, until you finally get up to around a 212 or so, based on the rates as they currently stand. So, where we currently stand is that next month, 12 MAT goes from 1.38% to 1.46% to 1.53% to 1.60% to approaching 1.75%, 1.80% etc. Regardless of what the Fed does, that rate still moves upward.

Total assets now sit at $4.7 billion. Core loan originations -- we had $419 million during the second quarter. Core loan originations retained -- you may recall back in April of ’03, we realigned the lending operations such that we can keep up to 100% of our loans that we originate. And we’re now doing that. We kept a record 100% of our loans during the second quarter, which is driving total loans held for investment growth to where we’re now at $3.7 billion in total assets.

A good amount of that growth was core organic growth. And a good amount in that number is obviously -- the acquisition of Hawthorne built into that. Multi-family now represents 56% of total loans held for investment. If we look at a pie chart, giving you a bit of a breakout of what the loan lines look like now in the balance sheet, over $2 billion of multi-family loans, representing 56% of total loans; and commercial real estate loans -- $428 million or 12%.

So, pure permanent income property loans represent roughly about 60 -- 68 percent of total loans held for investment, with $924 million of single-family loans, which grew from $897 million at March 31, ’04. And you may recall that Hawthorne, given the rate decline, had been experiencing a significant amount of prepay that almost equaled the amount of originations. And it was very difficult for them to grow the portfolio. But instead, the portfolio during the quarter grew from $897 net to $924 million. Construction represents 6%. And then there is a small amount of other.

Securities to total assets -- you may recall -- we put out a press release during the quarter that immediately upon the acquisition -- or the close of the acquisition of Hawthorne, that we immediately sold $331 million of securities that were in Hawthorne’s portfolio.

And the mortgage-backed securities, which represented 100% of the portfolio, were all sold. And the proceeds were used against netting out $331 million of Federal Home Loan Bank advances that actually were costing more than were being earned on the assets.

So that negative spread was completely reduced, which ended up resulting in stronger net interest margin, stronger revenue, stronger net interest income, stronger earnings for the Company going forward and higher capital ratios because of the deleverage of the $330 million.

But where that puts us now is where the securities portfolio represents 11 percent of total assets, which is significantly lower than the peers out there. But it’s also significantly lower than any type of level that this Company has maintained historically. So, we feel very comfortable with our current balance sheet mix, and very comfortable with this ability to generate earnings going forward.

Total deposits -- approaching $2.5 billion, of which 50 percent of those deposits are in transaction accounts. And I broke out the numbers for you. We are -- roughly about 52,000 accounts represent that transaction account deposit base and a $23,000 per transaction accounts average balance. We feel very comfortable, especially given that the actual cost of funds has reduced. And given that we have not moved up our transaction account deposit rate, given how much interest rates have already moved, we feel very comfortable that those are good, core, solid deposits.

And if you remember the philosophy of Hawthorne, it was also to bank and market within the 3-mile radius of all the branches. And we’re continuing that philosophy and strategy. And it’s working very well. And the transition within the branches is going very nicely.

The deposit composition now stands at roughly $837 million of money market deposits, or 34%; and savings deposits at $198 million, or another 8%; and demand deposits -- total demand deposits represent now 8 % of total deposits. And the cost of funds is being maintained at a very stable, under control and adding to net interest income expansion.

Equity to assets -- total equity to assets stood at 12.3% at June 2004, with tangible equity to total assets at 4.62%. And we also reported tangible equity to tangible assets of 5 percent. Now, I think this is very interesting, given that if you recall back a number of slides, the total footings of the Company have grown in the last year from $1.4 billion to $4.74 billion. So what is that -- about a 3.5 times growth of total footings while tangible equity to tangible assets has gone from 5.6 to 5. And I think that kind of shows the power of the retention of equity through retained earnings -- or growth of equity through retained earnings.

Tier 1 core capital ratio at the bank subsidiary -- so the risk balance sheet where we maintained all the assets and deposits, our assets and liabilities -- we’ve got Tier 1 core capital that now stands at about 7.6% at June 2004. And this balance sheet is generating total revenues during the quarter at over $36 million, of which net interest income grew to $22.9 million. Non-interest income represents 8.1 % of total revenues.

And we’ve been able to still do this extraordinarily efficiently with G&A and average assets at still under 1% of total assets -- or average assets. And the efficiency ratio continued to decline at almost 25% -- now 25.3% at June 2004. And we reported quarterly net income of $10.9 million, including only 26 days of combined operations with the acquisition of Hawthorne completed on June 4th.

Net interest margin expanded from 3.14% to 3.51%. And when you go into the detailed earnings release, we netted out some numbers to get to what the -- what I will call -- I don’t want to define a new term, but kind of like the core net interest margin expansion was also still strong when you net out purchase accounting marks, etc.

Return on assets approaching 1.6% -- and we feel pretty comfortable that we will be able to maintain ROAs in the mid 1s. And return on average equity came down at 17.7%. But that is as a result of -- if you look the total equity number, it’s significantly larger when you include the equities coming together as well as the goodwill.

Return on average tangible equity grew to 32.6%, from 29.9% linked quarter and 24.7% year ago. And book value per share grew from $3.78 to $10.97, with tangible book value per share growing significantly from $3.35 in March of ’04 -- at March of ’04 to $4.13, up from $2.67 a year ago.

And earnings per share -- growing at an 87% annual growth rate to 28 cents per share during the June quarter of ’04. Now, we also showed on the press release -- you will see on the first paragraph of the release, that if you net out the $420,000 of one-time merger-related charges, and you go ahead and you net out the $1.3 million gain that was taken during the quarter on sales of securities, and net out the -- also $1.2 million penalty incurred due to the prepayment of Federal Home Loan Bank advances, and you will see that in the line item called early extinguishment of debt. If you net those out, we still earned 28 cents per share. But net income would have actually been $11.1 million instead of $10.9 million. So, we are reasonably proud of the numbers. But we really feel like we’ve got a long way to go.

So, with that said, David, why don’t you go into the California credit market overview.

David DePillo - Commercial Capital Bancorp - Vice Chairman and Chief Operating Officer

  Sure. I know we would like to open it up for questions. Just bear with me for a few moments. Looking at California -- and California experienced record appreciation and home prices during the second quarter, with May recording a 26.5% increase from a year ago.

Similarly, multi-family median prices increased by 25% from the same period last year. California Association of Realtors reported median home prices topping $465,000, with 2.2 months unsold inventory. Needless to say, the California market is experiencing a housing shortage. And there does not appear to be any measurable end in sight.

Even with rising interest rates, product demand is strong, with additional new inventory not able to keep pace with demand. Southern California continues to dominate the sales activity for both single-family and multi-family housing.

For single-family, the highest level of property appreciation were both in southern California, as well as the central Valley, as the last affordable area in the state. Again, inventory levels are low, with average marketing time of 24 days.

We’ve seen an increase in inventory and marketing time here in July, which is typical for summer months. This may be exacerbated by the dramatic increases in prices, as many people are willing to list homes at current asking levels.

For multi-family, average rent growth is expected to continue at 5% for 2004, with vacancy rates between 3% and 5%. Additionally, there’s been a reduction in multi-family inventory in southern California due to condo conversion activities.

New permits are down across the board in all major markets, which will contribute to even tighter fundamentals going forward. Median sales prices increased by 22% from the same period last year to $110,000 per unit or $141 per foot.

Looking at Northern California, Northern California has experienced a healthy recovery over the past few years for both single-family and multifamily properties. Although the sales activity is lower and appreciation is modest in comparison to Southern California, both measures show healthy market. For single-family, most of the major counties have seen 15% to 20% appreciation from the same period last year.

Similar inventory levels and marketing times are persisting in both Northern and Southern California. Multi-family sales activity remains sluggish, with only 15% of the state sales activity in Northern California. However, market fundamentals remain strong, with median sales prices increasing by over 36% from the same period last year, to $134,000 per unit or $186 per foot.

In conclusion, California continues to show improving trends for both single-family and income property. The market continues to be supply-constrained. And we would expect it to continue into the future.

From a financing perspective, we’re finding both deep and healthy markets for income property construction lending in our single-family estate lending program. We do expect increased competition as interest rates rise and refis slow down. However, we’re well-positioned with our retail focus and lending niches to continue to grow our production levels. Stephen?

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  Thank you David. Why don’t we go ahead and open the call for questions. And -- (multiple speakers)

QUESTION AND ANSWER

Operator

(Operator Instructions). Richard Eckert, Roth Capital Partners.

Richard Eckert - Roth Capital Partners - Analyst

  Congratulations on a good quarter. I just wanted to know -- I haven’t had a chance to do a -- file through the press release. Can you describe some of the purchase accounting adjustments, some of the mark-to-market on Hawthorne’s balance sheet?

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  Sure, Chris Hagerty.

Chris Hagerty - Commercial Capital Bancorp - Chief Financial Officer

  Yes. We had a total number of marks of $51.3 million pre-tax. And I can step you through each of those marks as we go through it now. For total loans, there were really 2 components of the mark. One is, what were the deferred costs that were on Hawthorne’s balance sheet? As you know, Hawthorne was originating loans without really any revenue income offsetting the amount of cost it was taking in. So, they had on their books about $14.7 million -- deferred costs that were written off.

So, then we take the principal amount of those loans and then mark those to market, if you will. And we used a couple of outside independent advisers to do that, and came up with a loan discount of about $15.1 million. And so the total mark on the loans was about 30 million, resulting in that discount of about -- a little over $15 million on June 4th.

Then we also had a mark on the CDs. And that was about $3.4 million. We also had a mark on the FHLB advances, and that was a little over $16 million. Then we had a mark on the trust preferred securities. That was about a little under $4 million. We had a mark on the land and improvements, which increased the value by $2 million. And so overall, that was in essence the pre-tax marks of about 51.3 million. We had a tax effect on those marks of about $22 million.

As we also discussed, the core deposits intangible was about $6.4 million. And that’s an allocation out of the intangible assets from goodwill and core deposits tangible. And the related tax effect of that is about $2.7 million. So, that’s in summary -- are the individual marks on the balance sheet of Hawthorne.

Richard Eckert - Roth Capital Partners - Analyst

And over what period of time do you amortize the core deposit intangibles?

Chris Hagerty - Commercial Capital Bancorp - Chief Financial Officer

  That will be over, obviously, the estimate of life of the assets. And what we’re looking at currently -- obviously the loan marks is dependent upon the run-up of that portfolio. And based on our estimate of the weighted average life of the loan, that loan mark would be running off over about a 20 month period of time.

The CD mark would probably be running off a little over 6 months. The FHLB advances really -- as Stephen pointed out, we’ve prepaid the vast majority of the mark, if you will, with the $331 million in advances. So, there is a very little remaining mark on the FHLB advances -- a little under $300,000 decrease to the FHLB advance account. That will be running off over the remaining life of those fixed term advances of 27 months. And the trust preferred mark will be running off of a little over 45 months. And (multiple speakers)

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

Using the weighted average call date.

Chris Hagerty - Commercial Capital Bancorp - Chief Financial Officer

  Right. And then the building improvement mark, what not, the estimated life of 20 years -- a very small amount of mark going through on that. But that’s going to be running off over about 20 years. Then the core deposit intangible, substantially straight line over 10 years -- slightly accelerated in 2004 and 2005. But basically, that’s going to be amortized over a 10-year period.

Richard Eckert - Roth Capital Partners - Analyst

Okay. Thank you very much for the detail.

Operator

  James Abbott, Friedman, Billings, Ramsey & Co.

James Abbott - Friedman, Billings, Ramsey - Analyst

  Great quarter. I wondered if you could touch on what the Hawthorne origination volumes are running at -- just trying to sort of back into what the -- CCBI as an organic entity did during the quarter on the core origination side.

And then also, if you could give some color on what your outlook is going forward. I know that historically it’s usually has been around – 140% of your pipeline is what you’ve originated – 130%, 140%, 150% -- somewhere in that range. Does that ratio still hold going forward now that we have Hawthorne embedded in the balance sheet? Or has that ratio changed a little bit?

David DePillo - Commercial Capital Bancorp - Vice Chairman and Chief Operating Officer

  I think that, James, that’s a good question. Let’s back up and look at our core originations for income property. That was approximately $332 million of the total originations, excluding what we did on the broker conduit and other. So, for core it was $332 million, which was pretty much on track to what our expectations are to meet our growth trajectory. On single-family, they did about $55 million. Total for the month was over 60. But we only recorded, I believe, 23 days.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

26.

Chris Hagerty - Commercial Capital Bancorp - Chief Financial Officer

26 days.

David DePillo - Commercial Capital Bancorp - Vice Chairman and Chief Operating Officer

  Excuse me, 26 days origination. So that was a record month for them. They are on track and at $55 million hitting our balance sheet. Construction lending is at $32 million. It’s a little harder to use our average turnover time on our total pipeline right now, given the fact that single-family funds a little bit quicker and construction lending funds dramatically slower. We’ll give you some guidance, as the pipeline matures, as to how quickly that will turnover on an average basis.

However, on our core pipeline, core income property, those measurements are consistent with what you’ve experienced. We don’t expect any change or slowdown there. The bottom line is, I think, we entered the quarter with a dramatically larger pipeline. We’re seeing good market activity. And in my statement before, even though there it is increased competition, we do have a great retail franchise on the income property side.

We have a -- very much a niche on the single-family side, as well as the construction lending side. So we feel that what we’re able to accomplish this quarter is -- could be a good indicator for our base going forward.

James Abbott - Friedman, Billings, Ramsey - Analyst

  Okay. And just a follow-up on the Hawthorne -- roughly $60 million of originations is the run rate, or at least what they were running at in June. Obviously, some -- probably some refi volume with that. So maybe that’s not a good run rate to use going forward. I don’t know if you can give some color on that. But then on the construction -- $32 million was their run rate for the month of June. And then on the multi-family, did you have a number for that one, for them?

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  I want to back up to something you were just saying, when you were saying you thought a lot was being driven by potentially refi. The refi to purchase mix right now, within the core and total pipeline, is running pretty darn close to 50-50 purchase and refi. So it’s not being driven by everyone rushing the market to grab a refi before rates get away from them. It’s just a very good, consistent blend between purchase and refi in the overall pipeline.

David DePillo - Commercial Capital Bancorp - Vice Chairman and Chief Operating Officer

  And I would not say that their single-family originations are an aberration of rising interest rates and everybody rushing, like Stephen said, to close in the month of June. I think, given Hawthorne’s niche in the South Bay -- and we have plans to expand and provide the consistent support for that platform. I would not expect June to be the peak month. I would say that would be consistent with what they plan to do (multiple speakers)

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  And combine back with the fact that they have been an adjustable-rate lender historically and the best narrow -- the last couple of years have been the best fixed-rate market that has existed for single-family lenders. And they’ve always been an adjustable-rate lender (multiple speakers)

David DePillo - Commercial Capital Bancorp - Vice Chairman and Chief Operating Officer

  It’s somewhat irrelevant. The quarter point move we’ve seen, even the rise in short ends, is somewhat irrelevant. So their pipeline at this point -- the construction lending -- we’ve used the term of art -- on our pipeline before as lumpy. We would say that construction lending is the poster child for that. These tend to be larger loans, that fund under their own time frames, given the complexity.

So, you know, it’s 32 months -- $32 million in the month of June at a consistent run rate. Their expectations were to fund at around $400 plus -- million plus or minus for the year. That is in line with what their estimations are. And we see a pipeline there to continue that.

We’re relocating that lending platform down to Irvine. There will be some minor disruption, like any acquisition. But we don’t expect that to certainly shut down by any means. So it’s hard to gauge at this point whether or not we will see any disruption in the run rates of these asset classes. But based on our review of the pipeline, and what they have originated, and what we see coming in, it seems fairly consistent with what our expectations are going forward.

Tustin origination from income property side was $13 million for the 26 days, which is a little lower than their historical run rate -- again, given the acquisition, given the consolidation of that group within our own income property lending. But we see that has a probably a low point in their origination.

James Abbott - Friedman, Billings, Ramsey - Analyst

  So, if you add all those pieces up, it’s probably safe to say that they are on track to a little over one billion, maybe $1.1 billion, $1.2 billion, something like that?

David DePillo - Commercial Capital Bancorp - Vice Chairman and Chief Operating Officer

  Yes. I would say that -- looking at what they did last year and what they are doing this year -- they should have growth from their originations from last year on a stand-alone basis, as well as the growth rates that we have experienced so far this year. We are well on our way -- originations (multiple speakers)

James Abbott - Friedman, Billings, Ramsey - Analyst

  Okay great. And then the other question I had -- and I may have missed it. It was in the press release, I was trying to scan as quickly as I could. But, the duration of the liabilities -- I think you had disclosed that the past. I’m not sure that was in they’re this time or not.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  I don’t think we have ever disclosed duration of overall liabilities. But, if you consider that there has been a very strong transition effort historically to transition CDs into core transaction accounts. And that transition is continuing.

But right now, the deposit mix us roughly 50-50 between transaction accounts and time deposits. Combine that with all the extension that has gone on the Federal Home Loan Bank book of borrowings that are a pretty large number on the balance sheet overall, that have created a very, very strong anchor on the liabilities side.

But also keep in mind, James, that the -- I don’t know if you have noticed. The weighted average months to reset on the loan portfolio shortened from 21 months down to 14.

James Abbott - Friedman, Billings, Ramsey - Analyst

  I had absolutely noticed that. That’s one of the first things I pulled out of the press release.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  Right, so what you’ve got now is an extremely short duration asset side of the balance sheet -- either duration to reset or maturity, and a lot of cash flow that ends up being redeployed back in at higher interest rates on the asset side. And liabilities side has been anchored out very nicely. And at the same time, spreads have been expanding while we have not been short funding the balance sheet.

James Abbott - Friedman, Billings, Ramsey - Analyst

  Okay. I guess what I was refer -- maybe you have not disclosed the duration of the total liabilities. But -- of the borrowings, I think you -- last quarter, you mentioned it was roughly 18 months.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  I think to do the duration of the overall liabilities -- I mean, what you want to assign to duration of money market savings and checking?

James Abbott - Friedman, Billings, Ramsey - Analyst

  (laughter)

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  I don’t mean to be flip, but some people would say that that’s a very short duration liability. But then the reality is that rates have moved up  already on the short end. And we have not moved those rates 1 basis point at all. So -- and dollar volumes on the balance sheet overall in deposits have actually increased, not decreased.

So when you start looking at a -- any type of migration analysis -- any type of -- just the overall -- the decay analysis on the deposit base. We’ve actually been seeing an increase, not a decrease, and a very good strong correlation. So we feel very comfortable that the duration of the deposits actually -- that these are good, core, solid deposits.

James Abbott - Friedman, Billings, Ramsey - Analyst

  Okay. And then, I guess my final question is on the expense base. The press release said 25% of the cost savings come in the third quarter, 50% additional come in the fourth quarter. And I assume that the remaining 25% came in this quarter that we are --

Chris Hagerty - Commercial Capital Bancorp - Chief Financial Officer

  Well, James, what that was is the January 27th announcement, where we said that we were going to achieve 25% cost savings on the entire projected G&A cost base for Hawthorne, which was -- that 25 % of $44 million, or $11 million. That’s what we said on January 27th. What we said was then -- on January 27th -- was that we would phase that in, where 25% of that 25%, if you will, would come in during the third quarter of 2004. So that would be $688,000.

Then we have said that that would increase to a run rate of 50% for the quarter in the fourth quarter of 2004. So that is right around $1.4 million. So, those are the numbers that we talked about for accretion purposes and what not. And the point that we’re making -- and then what we said was that on January 1st 2005, that’s when we would get to the full 100 percent of $11 million going forward.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  Run rate.

Chris Hagerty - Commercial Capital Bancorp - Chief Financial Officer

  That’s correct. What we said in the press release is that we’re significantly ahead of that run rate. Certainly, obviously by virtue of the fact that we closed 26 days prior to what we said on January 27th -- that’s on June 4th. But, that really wasn’t the point of what we’re saying.

What we’re saying is, in looking at what we’ve actually received or obtained in cost saves, either -- really through the personnel cuts that we had planned, and also in the -- what I would call the other G&A area -- professional fees, depreciation on assets that don’t have a useful life anymore to be written off, etc., etc. -- that our expenses reductions we’re realizing a lot quicker than we had anticipated on January 27th.

So, that’s the point of the comments that we made in the press release, is that we believe, given what we’ve seen and what happened in June and kind of our view going forward, that were going to be in a much higher realization of that $11 million on a much quicker time frame.

James Abbott - Friedman, Billings, Ramsey - Analyst

  Okay. Thank you very much.

Operator

  (Operator Instructions). Michael McMahon, Sandler O’Neill & Partners and partners.

Michael McMahon - Sandler O’Neill & Partners - Analyst

  My main questions have been asked, so let me just focus on the deposit side. I have been watching your deposit rates at CCBI and a CCBI-only basis, and correct me if I’m wrong. There’s been essentially no change since June 30th?

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  That is correct.

Michael McMahon - Sandler O’Neill & Partners - Analyst

  Okay.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  If you look at money market, savings, checking -- those rates are all where they were. And volumes have increased.

Michael McMahon - Sandler O’Neill & Partners - Analyst

  Okay. And can you give us a little additional information on the branch system that you now have -- a significant increase with the Hawthorne branches. Who is running those branches? Who is in charge? What changes, if any, have you made specifically with regard to personnel?

Chris Hagerty - Commercial Capital Bancorp - Chief Financial Officer

  Sure. The branches still feel the way they did before. We now have 20 of them. That includes bringing on or acquiring, through the -- gaining through the acquisition of Hawthorne, the 15 branches that were the Hawthorne branches. They exist all through the whole South Bay coastal regions of Los Angeles. And we now extend, if you look at the whole franchise -- it’s L.A. County, Orange County, Ventura County, Riverside County, on down into San Diego County. So, all very significantly growing demographics within the state of California.

Running the branches is Chris Walsh. He is an Executive Vice President of the Company -- has been with us for a couple of years. Chris ran Southern California’s private banking operation for U.S. Trust, came out of a Security Pacific background and ran Southern California for California Bank and Trust, which was as a result of Zion’s acquisition of Sumitomo -- you may recall Mike?

Michael McMahon - Sandler O’Neill & Partners - Analyst

  Yes.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  And he heads up all of retail, relationship and private banking. Now, if you compare that to where Hawthorne stood before, no one at the Executive Vice President level or higher ran the branch system. That was all run down at the Senior VP level.

And what we’ve done is -- also we’ve promoted somebody who ran one of the most vibrant of the branches within Hawthorne -- Sherri Gore. She ran the Manhattan Beach branch. We actually promoted her to Senior Vice President. She runs that L.A. County and North region. And she’s just doing a phenomenal job of just continuing that whole sales, retail -- constantly within the community philosophy and culture that existed. And then, hands-on day-to-day South of Los Angeles, down in San Diego -- Chris Walsh is just very hands-on with that, as well as overviewing the entire branch system -- the retail system.

So if anything, what we did was -- we took what was already a phenomenal franchise, retail -- core, community, retail-based depository franchise, and left it as it was, so that when a depositor goes into that branch, they still have the same people in there that they were used to seeing. The name has changed, but it’s still that blue bubble that everyone was used to seeing at Hawthorne, but with a CCB logo in it. The feel of what they experience when they go in there is still the same.

The depository products are still the same as far as all of the regular retail banking depository products. But we’ve actually added, on top of that, the business banking products and services that Commercial Capital Bank also had in addition to Commercial Capital Bank’s retail depository products and services.

So it’s just one more opportunity to bring a product to a client of the Company that maybe only had a retail depository account with us -- a consumer depository account, but maybe owned a business -- but didn’t have the opportunity to bring that business depository account to Commercial Capital Bank.

Now if you look at where these branches exist, Mike -- and maybe you’re getting more of an answer then you anticipated. But they exist in Hawthorne, Westchester, Torrance, Manhattan Beach, Redondo Beach, Hermosa Beach, Gardena, Baldwin Hills, Tarzana, Westlake Village, Orange, a few in Irvine, Del Mar, San Diego, La Jolla, Riverside, Rancho Santa Margarita.

We just opened Malibu. And that’s already doing pretty well. In addition to that, we’ve announced were opening up Crystal Cove, which is Newport coast -- or in between Newport Beach in Laguna Beach. And we’ve also announced that were opening up Beverly Hills, which is going to be opening in a month. And then today, we also announced that were finally making our expansive foray into northern California, by opening a branch in San Mateo -- which Mike, you being up in Northern California, you know where that is -- but that’s the South Bay of San Francisco.

And it’s our intention to very selectively, opportunistically expand in northern California also -- the same way we have in Southern California, through what’s worked out as being a successful de novo strategy.

But the branches feel the same. The people in the branches are the same. We’re not -- we’re not messing with something that was already working extraordinarily well. They were already known as being a 50-year-old phenomenal retail depository franchise. That was one of the huge benefits of acquiring Hawthorne. We now have that premier depository franchise in Southern California.

Michael McMahon - Sandler O’Neill & Partners - Analyst

  Thank you.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  Did I answer any question you asked, sir?

Michael McMahon - Sandler O’Neill & Partners - Analyst

  I forgot what question I asked, Stephen.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  (laughter) Thank you, Michael. The depository base now totals over -- it’s about 71,000 deposit accounts. Of that, roughly about 52,000 of those are transaction accounts, Mike.

David DePillo - Commercial Capital Bancorp - Vice Chairman and Chief Operating Officer

  The only thing I would add to that, Mike, is -- generally, when you acquire another bank and you pass your philosophies across them, there’s a lot of business disruption day one.

We’ve been able to avoid that by two ways. One is, we’re using their existing operating platform, which I think is key. So no additional training was required by the branch personnel, other than recognizing that there has been a name change through their forms, through their ATM systems, their signage, and answering the phone and greeting customers. So I think that was the key day one.

And two, we did not make any personnel changes at the branch level, which I think now translates into a consistent deposit growth that we’ve seen since acquisition.

Michael McMahon - Sandler O’Neill & Partners - Analyst

  Have you lost any deposits? Normally there is a deposit decay assumption -- runoff assumption when you do a deal, and my sense is you have not lost deposits.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  Overall deposits have actually grown, Mike.

David DePillo - Commercial Capital Bancorp - Vice Chairman and Chief Operating Officer

  We’ve made the conscious decision, Mike, where if someone wants to bargain on a CD rate, they want 2.5 % for 3 months or whatever, let them go to -- (multiple speakers)

Michael McMahon - Sandler O’Neill & Partners - Analyst

  Whoever.

David DePillo - Commercial Capital Bancorp - Vice Chairman and Chief Operating Officer

   (multiple speakers) -- an internet bank. Because they are really not a loyal customer, as far as we’re concerned.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  You know, if a depositor leaves, we’ve got more depositors in, in absolute dollars.

Michael McMahon - Sandler O’Neill & Partners - Analyst

  Just one more, if I may. Can you give us a little color -- a little color -- on the addition of Mr. Lawyer and what his role will be, and how he interfaces with you, David, and etc.?

David DePillo - Commercial Capital Bancorp - Vice Chairman and Chief Operating Officer

  Sure. I think what we’ve seen in the growth and maturity of this Company has required us to bring in additional talent. And we took it to heart when we went public initially, that a few of the greatest risk factors to this Company were Stephen and myself. And that’s a blessing as well as -- could be a detriment over time. We both play active roles in managing the operations of the Company, as well as strategically trying to provide guidance on a go forward basis.

What we’ve been able to acquire through Tom Lawyer is someone who has a very broad-based, deep understanding of national credit markets as well as the California credit market -- obviously, coming from Citibank and running, in a sense, the CalFed franchise on a state-wide basis. In our product, it provides additional support to me to help manage the day-to-day operations of the sales force.

So, Tom’s integrating himself. He’s been meeting with our sales force. He’s really going to provide a lot of the front-line -- the support for the sales force that I was providing everyday, day in and day out. And quite frankly Mike, I was doing the sales force a little bit of an justice, because they have been getting very busy with acquisition issues and other things as we grow the Company.

In addition to that, Tom’s responsibility is to additionally help support the growth of the franchise. And it’s not necessarily supporting what’s there today, the necessary need of acquiring someone like Tom lawyer; it’s really helping assure the growth of our franchise with someone who is solely focused on growing the lending franchise on a go forward basis, both in California and potentially in the Western region as we become larger. So I see him as a tremendous asset to myself, but not only to myself -- to our sales force and the Company.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  Remember that under his direction, he ran that -- he really directed operation that was CalFed’s income property lending group. And that became the second-largest lender in the state of California, ahead of us, when we were the third to fourth largest lender in the state of California. And then you had CitiGroup buy CalFed. So what you’ve got there is someone who ran a very, very significant and expanding lending operation out here in the West. And his expansion was -- it was both Northern and Southern California, but also the Western region.

David DePillo - Commercial Capital Bancorp - Vice Chairman and Chief Operating Officer

  The internal correspondence, when we introduced Tom to everybody in the Company, my closing remarks were -- if you think I’m not going to be paying attention to the lending operations of this Company, don’t kid yourself. So, I will have obviously a lot of oversight and preview and review of what’s going on. But Tom’s just a brilliant guy who brings a lot of experience. So it’s going to be -- basically my right hand guy going forward.

Michael McMahon - Sandler O’Neill & Partners - Analyst

  All right. That’s the end of my open-ended questions. Thank you gentlemen.

Operator

  Mark Brennan, Lehman Brothers.

Mark Brennan - Lehman Brothers - Analyst

  One little problem, though. I can barely hear David DePillo on the phone when he speaks, so if there’s any chance of him moving closer to the phone, I would appreciate being able to hear him.

David DePillo - Commercial Capital Bancorp - Vice Chairman and Chief Operating Officer

  Sorry Mark. I will get closer to the box.

Mark Brennan - Lehman Brothers - Analyst

  I will have to follow up with a follow-up call. Stephen, can you talk about -- you’ve got the securities to total access down to 11 percent. Can you talk about, as we build out our models, where that is going to be on kind of a run rate basis, going forward?

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  Well you know, for the time being, I would just assume that kind of steadily runs off until -- I mean, we don’t -- I don’t have any good feel right now that now is the time that makes sense for us to actually be building that securities portfolio.

Originations are extraordinarily strong. They continue to be strong. And to really appreciate the strength of those numbers -- and this actually elaborates on the point we were just making with Mike is, Mike McMahon with the previous question. To really appreciate the strength of the existing pipeline, as well as the strength of the originations during the second quarter -- a lot of that was done while we were going through the acquisition of Hawthorne, the due diligence, the transitions, the migrations, etc. And bringing on Tom lawyer, kind of frees up a little bit of that to happen more methodically and to not have it in any way impact originations.

So we feel that going forward, originations are going to continue to be very strong. And if anything, Mark, we’re probably going to see cash flows coming off the securities portfolio going into loans that yield more. And being that our loan origination is just about entirely adjustable rate from a overall earnings, net interest margin, net interest income management standpoint, it makes sense to have that just keep cash flowing back into loans.

So, I would not assume that there is some sort of -- at least not now, some sort of a growth rate in the securities portfolio. I would assume it just keeps the running off and feeding it to higher yielding loans.

Mark Brennan - Lehman Brothers - Analyst

  Okay. Switching subjects, I would like to thank you for the dividend. And I am wondering what you’re thinking is there in terms of payout ratio. And with the growth prospects you’ve got, why did you even declare it in the first place?

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  Okay. That’s a great question. You know, this is a lot of that 11 o’clock at night thinking. When you look at kind of the -- when you start looking at the top 50 valued institutions in the country between $1 billion and $10 billion, when you look at that top 10, the current payout ratio is maybe around the 14%. And you look at the top 20, you’re looking at around 18%. When you get to the top 50, you’re looking at numbers like 30%.

I don’t feel comfortable by any means, while we are growing the equity base -- which, if you look at where the capital base is, tangible equity to total assets of 4.6% at the close of quarter based on our own internal estimate -- that’s probably the lowest point that that equity base or capital ratio gets.

And the earnings are extraordinarily strong that plowed through going forward, Mark. So I would anticipate that that capital ratio actually does grow. And I want to see it grow to north of 5%.

Now compare that to also tangible capital to tangible assets -- already is at 5%. So I see that number growing. So, given the earnings stream, given the maturation of the Company, given how the Company has been steadily able to grow, and given what I anticipate it’s going to continue doing -- going forward growing, supported by retained earnings, and given that our capability of doing this extraordinarily efficiently continues to come through, I feel very comfortable paying out a relatively -- initially a relatively low payout ratio, which I think it’s around 14%.

David DePillo - Commercial Capital Bancorp - Vice Chairman and Chief Operating Officer

  14%.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  14% -- just over 14% payout ratio, and I think that works out to -- based on Friday night’s close, the dividend yield was somewhere around 0.8%. Okay? I feel comfortable that what we’re paying out is a relatively low payout. But it’s still a payout -- adds to total return, and at the same time gives us plenty of room, with retained earnings, to be able to continue growing the equity base to support the strong core growth of the Company.

So I do not look at this as a sign. And I hope nobody looks at this as a sign. And if they do, I will continue beating the drum that this is not a sign that we believe growth is going to slow down, because that is not what we see going on. That is not what we feel. We just feel that with the maturation of the Company, that we can actually do some of these things that before we never could even dream of doing, Mark.

Mark Brennan - Lehman Brothers - Analyst

  Okay. Sounds good. Thanks a lot guys.

Operator

  Don Worthington, Hoefer & Arnett.

Don Worthington - Hoefer & Arnett - Analyst

  Just a couple quick questions and follow-up. In terms of the acquisition, you’ve mentioned that there really has not been much in the way of customer loss. What about employee retention? Particularly, have you lost anybody you wanted to keep -- from Hawthorne?

David DePillo - Commercial Capital Bancorp - Vice Chairman and Chief Operating Officer

  Absolutely. I think you always lose good people during acquisitions. Do we feel that it’s significant to the franchise? No. But, we would be lying to you if we said we didn’t lose a couple of good people here and there.

I think some of it has to do with commute issues. When you realign your headquarters and some of your administrative functions, some people cannot commute 50 miles to Irvine from the North County of Los Angeles. So we did lose a few good people there.

But, we’ve also picked up a tremendous workforce -- people that that we thought may be marginal, that were potentially marginal under prior management, have shown themselves to be rising stars now in our organization. So if anything, we think that we’ve picked up a tremendous talent base with new employees.

Don Worthington - Hoefer & Arnett - Analyst

  Okay. Thanks. The other question was on the increased loan limit. I know you kind of positioned yourselves somewhere between the smaller lenders and the couple larger ones. Do you plan to change your strategy at all, in terms of the types of loans you’re making or the average size, given that you’ve got this increased authority?

David DePillo - Commercial Capital Bancorp - Vice Chairman and Chief Operating Officer

  Well, it’s kind of market-dictated. If you look the number one lender in the state, Washington Mutual -- for income property, that is -- and you look at their sheer volumes, their average size is the same as ours. And you’ve got to remember 80% or more of the market are loan transactions of $2 million or less. So, our focus and intentions are to continue to meet the heart of the market.

That being said, this does give us the ability to support larger relationships over time. So instead of doing a few loans for a customer and then having to sell the residual portions, we’re able to book those assets and support him on a go forward basis -- which just helps us overall building the franchise, not only from the lending side but also from the depository side.

I think the biggest benefit you’ll see is us growing our transaction base on the depository side with these customers on a go forward. So we don’t expect to see any significant change in our average loan size, even though we can do much larger individual transactions. I think it’s just a -- the market supports what we do. That is our niche and we’re going to stick with that.

Don Worthington - Hoefer & Arnett - Analyst

  Okay. Great. Thank you very much.

Operator

  Greg Lappin (ph), Solomon.

Greg Lappin - Solomon - Analyst

  On those people that were lost, were any in the branches?

David DePillo - Commercial Capital Bancorp - Vice Chairman and Chief Operating Officer

  We didn’t see any significant amount of branch loss. We did lose one individual who was a star in the branch system. However, we lost him to change in activity, as far as his employment. We didn’t lose him to another bank.

So, unfortunately we did lose one key manager. However, we haven’t missed a stride in that branch -- but that wasn’t to any sort of competition out there. Outside of that, Stephen, I’m going not aware (multiple speakers) of any other.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  No. If anything, that’s creating opportunity to promote up talented people that were kind of held back. Greg, we haven’t seen anything that has by any means created any type of situation other than opportunities so far.

Greg Lappin - Solomon - Analyst

  Gotcha. Another question is -- Tom is more higher level. But he used to work with a large team. Do you plan on bringing on any of those members??

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  We didn’t walk into it assuming anything as far as -- you hire one to get the other. That may happen over time. But, it wasn’t predicated on that occurring.

David DePillo - Commercial Capital Bancorp - Vice Chairman and Chief Operating Officer

  He clearly has a lot of respect and following by the people that he has worked with in the past. But like Stephen said, just getting him was such a positive to our Company. And if others follow, that would be great.

Greg Lappin - Solomon - Analyst

  Then, on the margin -- net interest margin, what is sort of realistic for the Company to get to as it matures?

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  I -- when you say it gets to, I am hearing that question as though it’s saying that the net interest margin will get higher. And I would just say that we have not -- I think that we have not even seen the true benefit of asset yields increasing as the loan portfolio re-prices up, you know, on the extraordinarily high percentage of the loans within the portfolio re-priced inside of the year. A huge percentage of them re-price monthly, and we’re starting to see that occurring. We’re starting to see the real power of the core retail depository franchises. Those rates are staying down, and volumes are increasing.

So, Greg, it’s hard for me to indicate, other than to say I feel pretty comfortable with net interest margin staying somewhere within this range. And -- but, I don’t necessarily see them back down at low 3s.

I think that if you look at also what Hawthorne had in terms of various transactions accounts’ base rates, those rates were lower than ours were. And then when you combine the power of the purchase accounting marks on the liability side of the balance sheet, I think that we could see -- I think it’s going to get very interesting going forward. But it’s very hard for me to pin that right into a number, as far as giving guidance on that, Greg.

Greg Lappin - Solomon - Analyst

  Okay.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  But, I think we’re in a kind of a new range in here, somewhere between -- if I give you a range of somewhere between 3.50% and 4%, that’s a very loose range. But it’s not 3% to 3.25%.

Greg Lappin - Solomon - Analyst

  Okay. But above 3.50%?

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  Let’s just say somewhere -- somewhere in the mid 3s to 4.

Greg Lappin - Solomon - Analyst

  Okay. And just to clarify my understanding -- the $332 million amount that you discussed earlier, was that CCBI-only for originations in the quarter, which matches or relates to the $230 million CCBI-only core originations in the first quarter?

David DePillo - Commercial Capital Bancorp - Vice Chairman and Chief Operating Officer

  If you -- Greg you kind of have to look at it. If you pull out of Tustin’s portion of that, it was roughly $320 million of CCBI core. But, we have a hard time separating their $13 million out, since we were involved in the approval and decision-making on those loans.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  Greg, you’ve got to remember there was a gap of time between when we announced the acquisition, which had terms in the definitive that we approve loans over certain size. So we were already heavily involved in the analyzing, approving, etc. of the number of loans that were coming into the system.

David DePillo - Commercial Capital Bancorp - Vice Chairman and Chief Operating Officer

  But if you just what to look at it on a pure basis of -- well, what did you actually do on a stand-alone, it was closer to $320 million, versus the $332 million.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

And versus the $230 million you were referring to.

Greg Lappin - Solomon - Analyst

  Okay and just -- (multiple speakers)

David DePillo - Commercial Capital Bancorp - Vice Chairman and Chief Operating Officer

   -- We did experience significant growth from prior quarters.

Greg Lappin - Solomon - Analyst

   Stephen, to resume then the talk of last quarter -- the $1.4 billion to $1.5 billion annual CCBI-only origination number that you were comfortable with, can you describe your comfort level now?

David DePillo - Commercial Capital Bancorp - Vice Chairman and Chief Operating Officer

  We still feel good with it. We are on, obviously, a growth rate in originations quarter-over-quarter now. Given the current pipeline, given the state of the market, we don’t feel we’re not going to be in that range.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  And given the new loan agents starting -- (multiple speakers)

David DePillo - Commercial Capital Bancorp - Vice Chairman and Chief Operating Officer

  Yes. Everything is starting to mature up nicely. So we feel really good about the guidance that’s out there. We would tell you if we thought it was going to be less.

Greg Lappin - Solomon - Analyst

  Lastly, on -- any guidance on how to look at the allowance in ’05? And provision versus charge-offs? The offering had only $900,000 in charge-offs -- net charge-offs last year.

David DePillo - Commercial Capital Bancorp - Vice Chairman and Chief Operating Officer

  Here’s our expectations at this point in time. We’re in the process of completing our initial analysis. So their overall reserve adequacy -- we’ve made some minor adjustments so far.

But until we get through a full credit review -- i.e., a review of all the individual assets as we approach year end, we -- our expectations are that there’s plenty of excess reserve at this point in time to support, at least through this year, in the form of total originations.

From a charge-off perspective, they’ve had very little, as you say, experience in charge-offs. And the non-performing assets are almost negligible against their portfolio -- when I say they are their, the Hawthorne acquired portfolio.

We see it -- downward trend in nonperforming, it all relates to their single-family lending activities. And it’s not necessarily -- the focus and review of those assets reveals that it’s not our underlying first trust deeds. It’s generally been over-leveraged by the borrower, in either that asset or other areas.

So we are well-protected from a loss standpoint. So we don’t expect any measurable increase in charge-offs against that portfolio. And that would indicate that we have ample reserves now and going forward. So, it’s hard to -- but we really don’t like to give guidance at this point. We’re 26 days into our analysis of total reserves. We feel very good at this point, don’t expect having to increase that reserve level for -- at least initially, for some time.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

   -- which is now 1 percent of total loans.

Greg Lappin - Solomon - Analyst

  Thanks very much guys.

Operator

  K.C. Ambrecht, Millennium Partners.

K.C. Ambrecht - Millennium Partners - Analyst

  Good morning. This is K.C. Ambrecht. Thanks for taking my question. Great quarter. This is kind of a high-quality problem though -- well, it’s not a problem. But I just wonder how you look at your tangible equity to assets. And I guess you commented -- you expect it to trend up for the balance of the year. Can you just kind of walk through how that’s going to happen and --?

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  Yes. The earnings stream, when you look at the growth and the earnings streams that were projecting versus still very strong growth in total footings, that just mathematically what we see is that were probably going to have an increase in tangible equity to total assets.

Like you said, it’s a high-class problem to have. What it ends up doing is, we’ve got a -- (multiple speakers) I think we’ve got an interesting opportunity to really grow the franchise. And what’s coming through is a very, very powerful earnings stream. So it’s -- puts us in a position where I feel comfortable we’re going to pay out this dividend and continue growing the Company. I think at the same time you’re going to see that capital ratio trend up.

K.C. Ambrecht - Millennium Partners - Analyst

  What do you think you could get to by the end of the year?

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  That’s hard for me to say.

K.C. Ambrecht - Millennium Partners - Analyst

  Okay. Over 5% though?

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  Well, I want to get that up to over 5. But I’m not saying it is going to get done by the end of the year.

K.C. Ambrecht - Millennium Partners - Analyst

  Okay , I’m just saying.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  I also have to tell you exactly what we’re making by the end of the year.

K.C. Ambrecht - Millennium Partners - Analyst

  Okay. I was just thinking out loud -- you have a strong quarter, robust pipeline. I just wondered if it would be a good time to raise equity?

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  You know, we don’t feel we have a need to go out and raise equity at this point

K.C. Ambrecht - Millennium Partners - Analyst

  Okay. Thanks very much.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  We feel comfortable we’ve got a self-sustaining balance sheet and income stream.

K.C. Ambrecht - Millennium Partners - Analyst

  Okay. Thank you.

Operator

  Sir John Hecht, JMP Securities.

John Hecht - JMP Securities - Analyst

  Good morning gentlemen.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  Did they say John Hecht or Sir John Hecht?

John Hecht - JMP Securities - Analyst

  I thought I heard a Sir in there. I’ve never heard that -- (multiple speakers)

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  I thought I heard Sir John also. Have you been knighted?

John Hecht - JMP Securities - Analyst

  Not that I am aware of. Most of my question been answered. I guess, the last one I’d have is -- where do you stand in terms of number of the loan originators at the end of the quarter? And do you intend to still aggressively add to that, given the market?

David DePillo - Commercial Capital Bancorp - Vice Chairman and Chief Operating Officer

  Well, it’s interesting you mentioned that, because that’s one of the things I was wrestling with this morning. You can’t just look -- we have a tendency now, from both sides of the Company, when people give statistics as it relates to the Company, we’re like -- no, we’re not talking about CCBI stand-alone, before acquisitions. We’ve got to include the entire Company now.

So if you look at the 15 or so originators we had on the income property area, you really have got to add the Hawthorne custom income property folks, which they have 4 over there. So then you’re 19 on -- we’ve got our construction lending guys. We’ve got 4 additional people in the sales force there. So you get into the low 20s. And then we have development people and our single-family and -- to answer your question, our sales force is growing.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  We can get you the number before the end of the day, John, if that helps.

David DePillo - Commercial Capital Bancorp - Vice Chairman and Chief Operating Officer

  You know, we’re in the mid-20s on our sales force now. And you can start looking at the combined group. But clearly there is room for growth in our franchise. And again, as we’ve stated, our areas of growth from the income property side are additional -- additionally in the Inland Empire, in the Central Valley, potentially a few in the Bay Area that, you know -- Northern California is showing signs of increased velocity. And we will need some additional support there.

And those are the areas of focus with supplementing our sales force in strategic areas, such as San Diego and maybe some additional north L.A. County, or kind of the Central Coast where we have seen activity. But, it’s going to be very selective. Certainly, it’s going to come with a collective effort of myself and Tom Lawyer.

And the current sales force is more than ample to support our expectations for loan growth. In a nutshell, I think we really would like to drive home -- which is, we don’t need to add bodies to -- for what we’re doing. If anything, there’s a lot of growth potential left in the platform as it sits today.

John Hecht - JMP Securities - Analyst

  Okay. Thank you.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  Any more questions?

Operator

  I’m showing no more questions at this time. Are we showing any online questions that have not been answered?

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  From what we can see so far, it’s looking like segments of questions that we have covered. We’ve gone over production -- someone is asking something about the TIMCOR relationship. We still have roughly about 50 million of deposits from TIMCOR here. And the relationship is a very good, strong relationship.

The Sperry Van Ness relationship is (multiple speakers) just kind of giving birth and starting to mature and expand. And so the supplemental means of augmenting our business is starting to move very nicely. Okay. Thank you very -- one more question?

David DePillo - Commercial Capital Bancorp - Vice Chairman and Chief Operating Officer

  Online.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

  How do your savings and money market rates compare to competing banks in California? We are paying a little bit more -- we’re paying clearly more than B of A, Wells, and Union. And we’re paying less than a few of the institutions who are paying up for deposits, I think out of maybe concern that rates are moving in a certain direction, and that they better get it now and get ahead of the curve or something.

There’s a good amount of competition for deposits in California. But we have been experiencing good, solid deposit growth without having to get ridiculous and pay extraordinarily irrational rates for deposits while, at the same time, we’ve actually been able to keep our rates stable if not even slightly decline overall. So things are starting to get interesting and exciting here at the Company.  I think that’s it.

Thank you very much. And we look forward to the continued support of the Company.

Operator

  Ladies and gentlemen, thank you for joining us on the conference call today. You may now disconnect your lines.

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